Robert Medearis

October 4, 2012

Dear Chairman of the Board.

Premier Power Renewable Energy, Inc.

This letter is to inform you that I must resign as member of Premier Power Renewable

Energy, Inc. (“PPRW”) Board of Directors, effective October 10, 2012.

It has been a pleasure to serve on the Board for the past year. However, I feel I have no choice but to step down, because of reasons we have previously discussed.

I wish the organization only the best for the future and remain available for any questions or help you may need during the transition period.

Sincerely,

/s/ Robert Medearis

Robert Medearis